Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 26, 2025, relating to the financial statements and financial highlights of Cantor Fitzgerald Equity Dividend Plus Fund, Cantor Fitzgerald Equity Opportunity Fund, Cantor Fitzgerald High Income Fund, Cantor Fitzgerald International Equity Fund, and Cantor Fitzgerald Large Cap Focused Fund, each a series of Cantor Select Portfolios Trust, which are included in Form N-CSR for the year or period ended September 30, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Management and Other Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

January 28, 2026

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